Exhibit (g)(1)
CUSTODIAN AGREEMENT
     AGREEMENT executed as of this 15th day of November, 2005, and effective as of the date hereof, between FIRST FOCUS FUNDS, INC., a Nebraska corporation, having its principal place of business at 1620 Dodge Street Stop 1072, Omaha, Nebraska 68197 (hereinafter called the “Fund”), and FIRST NATIONAL BANK OF NEBRASKA, a national banking association, having its principal place of business at 1620 Dodge Street Stop 1072, Omaha, Nebraska 68197 (hereinafter called the “Bank”).
WITNESSETH THAT
     In consideration of the mutual agreements herein contained, the Fund and the Bank, intending to be legally bound hereby, agree as follows:
     A. DEPOSITORY
     1. The Fund agrees to and does hereby appoint the Bank its depository subject to the provisions hereof, and likewise agrees to deliver to the Bank certified or authenticated copies of its Articles of Incorporation and By-Laws, all amendments thereto, a certified copy of the resolution of the Board of Directors appointing the Bank to act in the capacities covered by this Agreement and authorizing the signing of this Agreement and copies of such resolutions of its Board of Directors, contracts and other documents as may be required by the Bank in the performance of its duties hereunder.
     2. The Fund will also provide the Bank a copy of the Fidelity Bond in the amount and type of coverage as required by Rule 17g-1 promulgated under Section 17 of the 1940 Act.

     B. CUSTODIAN
     1. Subject to the provisions hereof, the Fund agrees to and does hereby appoint the Bank as Custodian for the Funds listed in Schedule A, and such other series of the Fund as the parties subsequently shall agree in writing, and agrees that the Bank shall receive and maintain all securities, similar investments, and cash now owned or hereafter acquired by the Fund with respect to such series, and the Fund also agrees to deliver and pay or cause to be delivered and paid to the Bank as Custodian, all securities, similar investments, and cash hereafter acquired by the Fund with respect to such series.
     2. All securities delivered to the Bank (other than bearer securities) shall be properly endorsed and in form for transfer or in the name of the Bank or of a nominee of the Bank or in the name of the Fund or a nominee of the Fund.
     3. As Custodian, the Bank shall have and perform the following powers and duties:
     A. Safekeeping. To keep safely in a separate account the securities of the Fund on behalf of the Fund, from time to time to receive delivery of certificates for safekeeping and keep such certificates physically segregated at all times from those of any other person. The Bank shall maintain records of all receipts, deliveries and locations of such securities, together with a current inventory thereof. The Bank shall conduct periodic physical inspections (including sampling counts and four quarterly complete physical counts per year to be conducted and certified to the Fund by the Chief Internal Audit officer of the Bank) or surveys and maintain controls of bonds and other securities entrusted to it under this Agreement in such manner as the Bank shall determine from time to time to be advisable in order to verify the accuracy of such inventory, provided, however, that the Bank may deposit the securities of the Fund in a clearing agency which acts as a securities depository or the book-entry system, or both, under an arrangement which complies with the provisions of Rule 17f-4 promulgated under the 1940 Act. With respect to securities held by any agent appointed pursuant to Paragraph 6-B of Section II hereof, and with respect to securities or cash held by any Sub-Custodian appointed pursuant to Paragraph 6-C of Section II hereof, the Bank may rely upon certificates from such agent as to the holdings of such agent and from such Sub-Custodian as to title holdings of such Sub-Custodian, it being understood that such reliance in no way relieves the Bank of its responsibilities under this Agreement. The Bank will promptly report to the Fund the results of its inspections, indicating any shortages or discrepancies uncovered thereby, and take appropriate action to remedy any such shortages or discrepancies. In addition, the Bank will comply and will assist the Fund to comply with all applicable provisions of Rule 17f-2 or the 1940 Act and will maintain such segregated accounts as are necessary to comply with Section 18(f) of the 1940 Act.
     B. Registered Name. Nominee. To register securities of the Fund held by the Bank in the name of the Fund or of any nominee of the Fund or in the name of the Bank or of any nominee of the Bank or in the name of any agent or any nominee of such agent pursuant to Paragraph 6-B of Section II hereof or in the name of any Sub-Custodian or any nominee of any such Sub-Custodian appointed pursuant to Paragraph 6-C of Section II hereof.

     C. Purchases. Upon receipt of proper instructions, and insofar as cash is available for the purpose, to pay for and receive all securities purchased for the account of the Fund, when registered as provided in Paragraph 3-B of Section II hereof in form for transfer satisfactory to the Bank. All securities accepted by the Bank shall be accompanied by payment of, or a “due bill” for, any dividends, interest or other distributions of the issuer, due the purchaser. In any and every case of a purchase of securities for the account of the Fund where payment is made by the Bank in advance of receipt of the securities purchased, the Bank shall be absolutely liable to the Fund for such securities to the same extent as if the securities had been received by the Bank.
     D. Exchange. Upon receipt of proper instructions, to exchange securities or interim receipts or temporary securities held by it or by any agent appointed by it pursuant to Paragraph 6-B of Section II hereof or any Sub-Custodian appointed pursuant to Paragraph 6-C of Section II hereof for the account of the Fund for other securities alone or for other securities and cash, and to expend cash insofar as cash is available, in connection with any merger, consolidation, reorganization, recapitalization, split-up of shares, changes of par value, conversion or in connection with the exercise of warrants, subscription or purchase rights, or otherwise; to deposit any such securities or securities and cash in accordance with the terms of any reorganizations or protective plan or otherwise, and to deliver securities to the designated depository or other receiving agent in response to tender offers or similar offers to purchase received in writing. Except as instructed by proper instructions received in timely enough fashion for the Bank to act thereon prior to any expiration date (which shall be presumed to be three business days prior to such date unless the Bank has advised the Fund of a different period) and giving full details of the time and method of submitting securities in response to any tender or similar offer, exercising any subscription or purchase right or making any exchange pursuant to this paragraph and subject to the Bank having fulfilled its obligations under Paragraph 6-F of Section II hereof pertaining to notices or announcements, the Bank shall be under no obligation regarding any tender or similar offer, subscription or purchase right or exchange except to exercise its best efforts. When such securities are in the possession of any agent appointed by the Bank pursuant to Paragraph 6-B of Section II hereof, or when the securities are in the possession of a Sub-Custodian appointed pursuant to Paragraph 6-C Section II hereof, the proper instructions referred to in the preceding sentence must be received by the Bank in timely fashion for the Bank to notify the agent or Sub-Custodian in sufficient time to permit it to act prior to any expiration date.
     E. Sales. Upon receipt of proper instructions, to make delivery against payment of securities which have been sold for the account of the Fund. All such payment are to be made in cash, by a certified check upon a treasurer’s or cashier’s check of a bank, by effective bank wire transfer through the Federal Reserve Wire System, or, if appropriate, outside of the Federal Reserve Wire System and subsequent credit to the Fund’s Custodian account, or, in case of delivery through a stock clearing company, by book entry credit by the stock clearing company in accordance with the then current “street delivery” custom.

     F. Purchases by Issuer. Upon receipt of proper instructions, to release and deliver securities owned by the Fund to the Issuer thereof or its agent when such securities are called, redeemed, retired or otherwise become payable; provided that, in any such case, the cash or other consideration is to be delivered to the Bank.
     G. Changes of Name and Denomination. Upon receipt of proper instructions, to release and deliver securities owned by the Fund to the Issuer thereof or its agent for transfer into the name of the Fund or the Bank or a nominee of either, or for exchange for a different number of bonds, certificates or other evidence representing the same aggregate face amount or number of units bearing the same interest rate, maturity date and call provisions, if any; provided that, in any such case, the new securities are to be delivered to the Bank.
     H. Street Delivery. Upon receipt of proper instructions, which in the case of registered securities may be standing instructions, to release and deliver securities owned by the Fund to the broker selling the same for examination in accordance with the then current “street delivery” custom.
     I. Release of Securities for Use as Collateral. Upon receipt of proper instructions, to release securities belonging to the Fund to any bank or trust company for the purpose of pledge or hypothecation to secure any loan incurred by the Fund; provided, however, that securities shall be released only upon payment to the Bank of the monies borrowed, except that in cases where additional collateral is required to secure a borrowing already made, subject to proper prior authorization, further securities may be released for that purpose.

Upon receipt of proper instructions, to pay such loan upon redelivery to it of the securities pledged or hypothecated therefore and upon surrender of the note or notes evidencing the loan.
     J. Release or Delivery of Securities for Other Purposes. Upon receipt of proper instructions, to release or deliver any securities held by it for the account of the Fund for any other purpose (in addition to those specified in Paragraphs 3-D, 3-E, 3-F, 3-G, 3-H, and 3-I of Section II hereof) which the Fund declares is a proper trust purpose pursuant to the proper instructions described in Paragraph 5-A of Section II hereof. The Bank shall have no responsibility to determine whether said activities are a proper trust purpose of the Fund.
     K. Miscellaneous. In general, to attend to all nondiscretionary details in connection with the sale, exchange, substitution, purchase, transfer or other dealing with such securities or property of the Fund except as otherwise from time to time directed by proper instructions. The Bank shall render to the Fund an itemized statement of the securities for which it is accountable to the Fund under this Agreement as of the end of each month, as well as a list of all security transactions that remain unsettled at such time and notification of any security transactions that fail to settle on contracted settlement dates.
     4. As Custodian, the Bank shall have and perform the following additional powers and duties:
     A. Bank Account. To retain all cash of the Fund in the banking department of the Bank subject only to draft or order by the Bank acting pursuant to the terms of this Agreement. If and when authorized by proper instruction in accordance with a vote of the majority of the Board of Directors of the Fund, the Bank may open and maintain an additional account or accounts in such other bank or trust companies as may be designated by such instructions, such account or accounts, however, to be in the name of the Bank in its capacity as Custodian, and subject only to its draft or other in accordance with the terms of this Agreement. If requested by the Fund, the Bank shall furnish the Fund, not later than twenty (20) calendar days after the last business day of each month, a statement reflecting the current status of its internal reconciliation of the closing balance as of the date in all accounts described in this paragraph to the balance shown on the daily cash report for that day rendered to the Fund.
B. Collections. Unless otherwise instructed by receipt of proper instructions, to collect, receive and deposit in the bank account or accounts maintained pursuant to Paragraph 4-A of Section II hereof all income and other payments with respect to the securities held hereunder, and to execute ownership and other certificates and affidavits for all Federal and State tax purposes in connection with the collection of bond and note coupons, and to do all other things necessary or proper in connection with the collection of such income, and without waiving the generality of the foregoing, to:
     (1) present for payment on the date of payment all coupons and other income items requiring presentation;
     (2) present for payment all securities which may mature or be called, redeemed, retired or otherwise become payable on the date such securities become payable;

     (3) endorse and deposit for collection, in the name of the Fund, checks, drafts or other negotiable instruments on the same day as received. In any case in which the Bank does not receive any such due and unpaid income within a reasonable time after it has made proper demands for the same (which shall be presume to consist of at least three demand letters and at least one telephonic demand), it shall so notify the Fund in writing, including copies of all demand letters, any written responses thereto and to memoranda of all oral responses thereto and to telephonic demands, and await proper instructions; the Bank shall not be obliged to take legal action for collection unless and until reasonably indemnified to its satisfaction. It shall also notify the Fund as soon as reasonably practicable whenever income due on securities is not collected in due course.
          C. Sale of Shares of the Fund. To make such arrangements with the Transfer Agent (which shall also include any sub-transfer agent) of the Fund as will enable the Bank to make certain it receives the cash consideration due to the Fund for such new or treasury shares of the Fund as may be issued or sold from time to time by the Fund, all in accordance with the Fund’s Articles of Incorporation or other Fund documents or agreements. In connection with such issuance of new or treasury shares of the Fund, the Bank shall make such arrangements with the Transfer Agent and as shall insure the timely notification to the Transfer Agent and to the Fund of the receipt of Federal funds by the Bank by means of the Federal Reserve Wire System or of the receipt of funds by other bank wire transfers in payment for the issuance of such shares or of the receipt of funds through customary bank collection methods. For purposes of this paragraph, the Fund hereby instructs the Bank to consider checks not drawn on Federal funds as Federal funds according to the schedule promulgated by the Federal Reserve Bank of Kansas City for the determination of Federal funds credit to a member bank. Wires received prior to the close of the New York Stock Exchange shall be deemed Federal funds on that business day; wires received on or after the close of the New York Stock Exchange shall be deemed Federal funds on the next business day.
     D. Dividends and Distributions. Upon receipt of proper instructions, which may be continuing instructions when deemed appropriate by the parties, to release or otherwise apply cash insofar as available, for the payment of dividends or other distributions to shareholders of the Fund and the reinvestment of dividends in additional Fund shares for the account of shareholders of the Fund, all in accordance with the Fund’s Articles of Incorporation or other Fund documents or agreements.
     E. Redemption of Shares of the Fund. From such funds as may be available for the purpose but subject to the Fund’s Articles of Incorporation and other Fund documents or agreements, and applicable resolutions of the Board of Directors of the Fund pursuant thereto, to make funds available for payment to shareholders who have delivered to the Transfer Agent or the Fund a request for redemption of their shares.
     In connection with the redemption of shares of the Fund, the Bank is authorized and directed upon receipt of instructions from the Transfer Agent for the Fund or the Fund to make funds available for transfer by check prepared either by the Bank or by an appointed sub-custodian and delivered to the Fund for transmittal to the shareholder. The check shall be payable to the shareholder and shall contain the address of the shareholder.
     F. Payments of Disbursements and Liabilities. Upon receipt of proper instructions, to make or cause to be made, insofar as cash is available for the purpose, disbursements for the payment on behalf of the Fund of interest, taxes, management or supervisory fees and operating expenses, including registration and qualification costs and other expenses of issuing and selling shares or changing its capital structure, whether or not such expenses shall be in whole or in part capitalized or treated as deferred expenses.
     G. Other Proper Corporate Purposes. Upon receipt of proper instructions, to make or cause to be made, insofar as cash is available, disbursements for any other purpose (in addition to the purposes specified in Paragraphs 3-C, 3-D, 4-D, 4-E, and 4-F of Section II hereof) which the Fund declares is a proper corporate purpose pursuant to the proper instructions described in Paragraph 5-A of Section II hereof. The Bank shall have no responsibility to determine whether such disbursements are for proper corporate purposes.
     H. Records. To create, maintain and retain all records, except as provided herein, relating to its activities and obligations under this Agreement in such manner as will meet the obligations of the Fund under the 1940 Act, particularly Section 31 thereof and Rules 3la-1 and 3la-2 thereunder, applicable

Federal and State tax laws and any other law or administrative rules or procedures which may be applicable to the Fund. The Fund will use its best efforts to keep the Bank informed of any changes made or proposed to be made by the Securities and Exchange Commission in the bookkeeping and custodial requirements. The Bank shall, no less frequently than monthly, verify and reconcile such records to the Fund’s other books of account and other records and shall report to the Fund no less frequently than monthly, on the results of such verification and reconciliation. All records maintained by the Bank in connection with the performance of its duties under this Agreement will remain the property of the Fund, and the Bank will make such records available upon request of the Fund and will retain such records as are required to be maintained by Rule 3la-1. In the event of termination of this Agreement, the records will be delivered in accordance with the terms of Paragraph 8 below.
     I. Accounts. To keep books and other documents and render statements, including interim monthly and complete quarterly financial statements, or copies thereof, from time to time as requested by the Treasurer or any executive officer of the Fund, including at least the following: (1) a schedule of purchases and sales of securities, (2) investment ledgers, (3) security ledgers, (4) schedule of securities and monies borrowed or loaned and collateral therefor.
     J. Reports. To provide the following daily and periodic reports to the Fund, and such other reports as are required by regulation for the Fund to maintain, and as requested by the Fund and agreed upon by the Bank:

     1. Daily Reports
     a. Daily cash available sheet
     b. Daily interest and accrued dividend calculations
     c. Daily portfolio list with comparison to previous day
     2. Monthly Reports
     a. Schedule of purchases and sales of securities
     b. Brokerage commission schedule for the month and year to date
     c. Security ledger
     d. Interest and dividend evaluation
     e. Investment ledger
     f. Securities and monies borrowed or loaned and collateral therefore.
     K. Receipt of Funds and Returned Checks. Upon receipt of any check or other instrument drawn or endorsed to it as agent for, or identified as being for the account of, the Fund, the Bank shall stamp the check with the date of receipt, shall forthwith process the same for collection and upon receipt of Federal funds, shall credit Federal funds to the Fund, shall deposit the net amount due the Fund to the Custodial Account of the Fund and shall notify the Fund, at the close of each business day, in writing of the amounts of said credits and deposits. Upon receipt of funds through the Federal Reserve Wire System or conversion into Federal funds of funds transmitted by other bank wire transfer systems, the Bank shall notify the Fund of such deposits, such notification to be given on a daily basis, of the total amount deposited to said accounts during such day.

     In the event that any check or other order for the payment of money is returned unpaid for any reason, the Bank will give prompt notification to the Fund of the non-payment of said check and shall transmit the returned check to the Fund.
     L. Miscellaneous. To assist generally in the preparation of routine reports to holders of shares of the Fund to the Securities and Exchange Commission, including Forms N-SAR, to State “Blue Sky” authorities and to others, in the auditing of accounts, and in other matters of like nature.
     5. Other Matters.
     A. Proper Instructions. The Bank shall be deemed to have received proper instructions upon receipt of (1) written instructions signed by (a) a majority of the Directors of the Fund, (b) one or more persons as the Board of Directors shall have from time to time authorized to give instructions in connection with the purchase and sale of portfolio securities on behalf of a particular series, or (c) two or more persons as the Board of Directors shall have from time to time authorized to give any other particular class of instructions; (2) telephonic instructions confirmed in writing within 24 hours of such instructions as provided in (1) above; or (3) telex, telecopy or wire instructions confirmed in writing within 24 hours of such instructions as provided in (1) above. Different persons may be authorized to give instructions for different purposes. A certified copy of a resolution or action of the Board of Directors of the Fund may be received and accepted by the Bank as conclusive evidence of the authority of any persons to act and may be considered as in full force and effect until receipt of written notice to the contrary. Such instructions may be general or specific in terms.
     B. Investments; Limitations. In performing its duties generally, and more particularly in connection with the purchase, sale and exchange of securities made by or for the Fund, the Bank may take cognizance of the provisions of the Articles of Incorporation and By-Laws as from time to time amended; however, except as otherwise expressly provided herein, it may assume unless and until notified in writing to the contrary that instructions purporting to be proper instructions received by it are not in conflict with or in any way contrary to any provision of the Articles of Incorporation and By-Laws of the Fund as amended, or resolutions or proceedings of the Directors of the Fund.
     6. The Bank and the Fund further agree as follows:
     A. Expense Reimbursement. The Bank shall be entitled to receive from the Fund on demand reimbursement for its cash disbursements, expenses and charges in connection with its duties as Depository and Custodian as aforesaid, but excluding salaries and usual overhead expenses.
     B. Appointment of Agents. The Bank, as Custodian, may at any time or times appoint (and may at any time remove) any other bank, trust company or responsible commercial agent as its agent to carry out such of the provisions of this Agreement as the Bank may from time to time direct, provided, however, that the appointment of such agent shall not relieve of the Bank of any of its responsibilities under this Agreement.

     C. Appointment of Sub-Custodians. The Bank, as the Custodian, may from time to time employ one or more Sub-Custodians.
     D. Reliance on Documents. So long as and to the extent that it is in the exercise of reasonable care, the Bank, as Depository and Custodian, shall not be responsible for title, validity or genuineness of any property or evidence of title thereto received by it or delivered by it pursuant to this Agreement, and shall be protected in acting upon any instructions, notice, request, consent, certificate or other instrument or paper reasonably believed by it to be genuine and to have been properly executed in accordance with Paragraph 5-A of Section II hereof and shall, except as otherwise specifically provided in this Agreement, be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by any Director or the Secretary of the Fund or any other person authorized by the Directors.
     E. Access to Records. Subject to security requirements of the Bank applicable to its own employees having access to similar records within the Bank and such regulations as to the conduct of such matters as may be reasonably imposed by the Bank after prior consultation with an officer of the Fund, the books and records of the Bank pertaining to its actions under this Agreement shall be open to inspection and audit at reasonable times by officers of, attorneys for, and auditors employed by, the Fund.
     F. Voting and Other Actions. Neither the Bank nor any nominee of the Bank shall vote any of the securities held hereunder by or for the account of the Fund, except in accordance with the instructions contained in an officer’s certificate. The Bank shall promptly deliver, or cause to be executed and delivered, to the Fund all notices, proxies and proxy soliciting materials with respect to such securities, such proxies to be executed by the registered holder of such securities (if registered otherwise than in the name of the Fund), but without indicating the manner in which such proxies are to be voted.
     The Bank shall transmit promptly to the Fund all written information (including, without limitation, pendency of calls and maturities of securities, corporate actions and expirations of rights in connection therewith) received by the Bank from issuers of the securities being held for the Fund. With respect to tender or exchange offers, the Bank shall transmit promptly to the Fund all written information received by the Bank from issuers of the securities whose tender or exchange is sought and from the party (or his agents) making the tender or exchange offer.
     G. Limitation of Liability. The Bank shall not be liable for any error or judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or negligence on the part of the Bank in the performance of its duties or from negligent disregard by it of its obligations and duties under this Agreement.
     7. Compensation. The Fund shall pay to the Bank as Depository and Custodian fees as set forth on Schedule A hereto as may be amended from time to time by the Custodian and the Fund; provided, however, that any such fee and the other terms of this

Agreement shall have been approved by a vote of the majority of the outstanding voting securities of each series as may be required under the 1940 Act.
     8. The Bank and the Fund further agree as follows:
     A. Effective Period, Termination and Amendment and Interpretive and Additional Provisions. This Agreement shall become effective as of the date of its execution, shall continue in full force and effect until terminated as hereinafter provided, may be amended at any time by mutual agreement of the parties hereto and may be terminated by either party by an instrument in writing delivered or mailed, postage prepaid, to the other party, such termination to take effect not sooner than sixty (60) days after the date of such delivery or mailing; provided, however, that the Fund shall not amend or terminate this Agreement in contravention of any applicable federal or state laws or regulations, or any provision of the Fund’s Articles of Incorporation, or By-Laws as the same may from time to time, be amended, and further provided, that the Fund may at any time by action of its Board of Directors substitute another bank or trust company for the Bank by giving notice as above to the Bank.
     In connection with the operations of this Agreement, the Bank and the Fund may agree from time to time on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement, any such interpretive or additional provisions to be signed by both parties and annexed hereto, provided that no such interpretive or additional provisions shall contravene any applicable federal or state laws or regulations, or any provision of the Fund’s Articles of Incorporation or By–Laws as the same may from time to time be amended. No interpretive or additional provision made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.
     B. Successor Custodian. Upon termination hereof, the Fund shall pay to the Bank such compensation as may be due as of the date of such termination and shall likewise reimburse the Bank for its costs, expenses and disbursements incurred prior to such termination in accordance with Paragraph 6-A of Section II hereof and such reasonable costs, expenses and disbursements as may be incurred by the Bank in connection with such termination.
     If a successor custodian is appointed by the Board of Directors of the Fund in accordance with its Articles of Incorporation or By-Laws, the Bank shall upon termination, deliver to such successor custodian at the office of the Bank, duly endorsed and in form for transfer, all securities then held hereunder and all funds or other properties of the Fund deposited with or held by it hereunder.
     In the event that no written order designating a successor custodian or certified copy of a resolution of the shareholders shall have been delivered to the Bank on or before the date when such termination shall become effective, then the Bank shall have the right to deliver to a bank or trust company doing business in Omaha, Nebraska of its own selection, having an aggregate capital, surplus, and undivided-profits, as shown by its last published report of not less than $50,000,000, all securities, funds and other properties held by the Bank and all instruments held by it relative thereto and all other property held by it under this

Agreement. Thereafter, such bank or trust company shall be the successor of the Bank under this Agreement.
     In the event that securities, funds, and other properties remain in the possession of the Bank after the date of termination hereof owing to failure of the Fund to procure the certified copy above referred to, or of the Board of Directors to appoint a successor custodian, the Bank shall be entitled to fair compensation for its services during such period and the provisions of this Agreement relating to the duties and obligations of the Bank shall remain in full force and effect.
     9. The Bank shall cooperate with the Fund’s independent public accountants in connection with the annual and other audits of the books and records of the Fund and shall take all necessary action within reasonable possibility for the Fund to obtain from year to year unqualified opinions from the Fund’s independent public accountants with respect to the Bank’s activities hereunder in connection with the preparation of the Fund’s Form N-SAR semiannual reports to the Securities and Exchange Commission and with respect to any other requirements of such Commission. In addition, the Bank shall cooperate with the Fund’s independent public accountants in connection with compliance with the applicable provisions of Rule 17f-2 of the 1940 Act.
     10. The Bank hereby represents and warrants to the Fund that it is willing and possesses all requisite legal authority to provide the services contemplated by this Agreement without violation of applicable laws and regulations.
     11. The Fund shall not circulate any printed matter which contains any reference to the Bank with the prior approval of the Bank, excepting solely such printed matter as merely identified the Bank as Custodian. The Fund will submit printed matter requiring approval to the Bank in draft form, allowing sufficient time for review by the Bank and its counsel prior to any deadline for printing.
     12. This instrument is executed and delivered in the State of Nebraska and shall be subject to and construed according to the laws of said State.
     13. Notices and other writings delivered or mailed postage prepaid to the Fund c/o BISYS Fund Services, Inc., 3435 Stelzer Road, Columbus, Ohio 43219, Attn: Client Services and to the Bank at One First National Center, Omaha, Nebraska 68102, Attn: Julie den Herder, or to such other address as the Fund or the Bank may hereafter specify, shall be deemed to have been properly delivered or given hereunder to the respective address.
     14. This Agreement shall be binding on and shall inure to the benefit of the Fund and the Bank and their respective successors.
     15. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.
     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by a duly authorized officer as of the date and year first above written.

ATTEST:		FIRST FOCUS FUNDS, INC.

By:		By:
	Secretary		Julie den Herder, President

ATTEST:		FIRST NATIONAL BANK OF OMAHA

By:		By:
	Secretary		Jon P. Doyle, Vice President

Schedule A
to the
Custodian Agreement
Between First Omaha Funds, Inc. and
First National Bank of Omaha
Dated as of November 15, 2005
as amended

Name of Fund	Compensation*
First Focus Core Equity Fund	Annual Rate of three one-hundredths of one percent (.03%) of the average daily net assets of such Fund

First Focus Short/Intermediate Fixed Bond Fund	Annual rate of three one-hundredths of one percent (.03%) of the average daily net assets of such Fund

First Focus Income Fund	Annual rate of three one-hundredths of one percent (.03%) of the average daily net assets of such Fund

First Focus Small Company Fund	Annual rate of three one-hundredths of one percent (.03%) of the average daily net assets of such Fund

First Focus Balanced Fund	Annual rate of three one-hundredths of one percent (.03%) of the average daily net assets of such Fund

First Growth Opportunities Fund	Annual rate of three one-hundredths of one percent (.03%) of the average daily net assets of such Fund

First Focus Nebraska Tax-Free Fund	Annual rate of three one-hundredths of one percent (.03%) of the average daily net assets of such Fund

Name of Fund	Compensation*
First Focus Colorado Tax-Free Fund	Annual rate of three one-hundredths of one percent (.03%) of the average daily net assets of such Fund
In addition to the fees above, the Custodian shall be entitled to the following fees related to the securities lending activity performed on behalf of the Funds:
•	$3,200 per month payable by the Fund complex

FIRST FOCUS FUNDS, INC.
By
Julie den Herder, President

FIRST NATIONAL BANK OF OMAHA
By
Jon P. Doyle, Vice President

*	All fees are computed daily and paid monthly